Exhibit 99.1
Contact:
Jeff Misakian, Valeant Pharmaceuticals
949-461-6184
VALEANT PHARMACEUTICALS REPORTS
SECOND QUARTER 2007 RESULTS
     ALISO VIEJO, Calif., August 2, 2007 — Valeant Pharmaceuticals International (NYSE: VRX) today reported results for the second quarter of 2007.
Second Quarter 2007 vs. 2006 Highlights:
•	Revenues totaled $231.0 million, compared to $230.4 million.

•	Product sales increased two percent to $212.1 million, compared to $208.8 million.

•	Income from continuing operations was $16.8 million, or $0.18 per diluted share, compared to a loss of $42.3 million, or $0.46 per diluted share.

•	Adjusted for non-GAAP items, income from continuing operations was $11.3 million, or $0.12 per diluted share, compared to $11.4 million, or $0.12 per diluted share.
     A reconciliation of GAAP to non-GAAP results is provided in Table 2.
     Timothy C. Tyson, president and chief executive officer, said, “We are encouraged that product sales improved in the second quarter, led by growth in many promoted products in North America and EMEA. Although it still had a negative impact on the quarter as a whole, we resolved the wholesaler distribution issue in Mexico toward the end of the quarter and sales in that market are returning to normal. We continue to believe that we will achieve our goal of industry-average growth for the full year. We remained disciplined in our spending, controlling overhead costs while investing in promoted products and advancing our development pipeline.”
Revenues:
     Product sales increased two percent in the second quarter of 2007 compared to the same period last year, led by a 10 percent increase in promoted products in the same period. The largest contributors to the increase included Efudex®, Cesamet®, Mestinon®, Solcoseryl™, Bisocard™ and Zelapar®, offset in part by a decline in Infergen® sales.
     Alliance revenue (ribavirin royalties) decreased 12 percent in the second quarter of 2007 compared to the same period last year, primarily due to lower sales of ribavirin in Japan.
Regional Sales Performance:
     North America product sales increased eight percent in the 2007 second quarter, primarily due to increased sales of Efudex, Cesamet and Migranal®. Sales of Zelapar, which was launched in the second half of 2006, totaled $1.4 million in the 2007 second quarter. Sales of Infergen declined in the 2007 second quarter compared to the same period last year, partly due to a weakening in the U.S. market for interferon products, but improved four percent from the first quarter of 2007. Cesamet sales continued to increase in Canada where the product now holds a 90 percent share of the cannabinoid market.
     Sales in the International region decreased 12 percent in the 2007 second quarter, essentially due to the issues in the Mexican distribution chain that began earlier in the year. These issues were resolved toward the end of the second quarter and the company has resumed shipments of products to the major wholesalers in that country, leading to a 60 percent increase in overall sales in the International region compared to the first quarter of 2007. Sales of Bedoyecta™ were $12.6 million in the 2007 second quarter, slightly higher than the same period last year. Underlying demand for Bedoyecta in Mexico remained strong, allowing sales to improve more quickly than other products.
     Sales in the Europe, Middle East and Africa (EMEA) region increased seven percent in the 2007 second quarter, primarily due to the effects of foreign currency. EMEA benefited from increased sales of promoted products in Central and Eastern Europe and the acquisition of new products. Sales of several promoted products were higher, including Solcoseryl, Bisocard and Mestinon. Offsetting these improvements were lower sales of Kinerase® and a decrease in vision care products due to the divestment of the company’s ophthalmic business in the Netherlands earlier in 2007.
Financial Metrics:
     The company’s gross margin on product sales was 71 percent in the 2007 second quarter, compared to 68 percent in the same period last year. The increased gross margin was primarily due to improvements in the mix of products sold, a reduction in royalties paid on certain products and fewer inventory write-offs.
     Selling expense was 35 percent of product sales in the 2007 second quarter, compared to 32 percent in the same period last year. The increase in selling expenses compared to a year ago was primarily due to higher selling and advertising costs in the International and EMEA regions. Selling expenses are typically higher in the first half of the year to support annual growth. General and administrative expenses were 14 percent of product sales in the 2007 second quarter, compared to 15 percent in the same period last year.
     Research and development expenses were 12 percent of product sales in the 2007 second quarter, compared to 13 percent in the same period last year. The decrease primarily reflects close control of clinical trial costs and the divestiture of the company’s discovery operations.
Share Repurchase Update:
     On June 11, 2007, the company announced that its board of directors had approved a share repurchase program that authorized the company to repurchase up to $200 million of its outstanding common stock over a two-year period. In connection with this program, the company has repurchased 3.7 million shares of its common stock through July 31, 2007 at an aggregate amount of $63 million. Of the cumulative total, 1.6 million shares were repurchased in the 2007 second quarter at an aggregate amount of $28 million.

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Restructuring Update:
     The company completed the sale of its manufacturing facilities in Switzerland and Puerto Rico in June 2007, which concludes the restructuring plan announced in April 2006. Restructuring charges in the 2007 second quarter totaled $6.3 million, bringing the overall total restructuring charges to $152 million, of which $34 million is cash related. The restructuring will result in cost savings of more than $50 million annually.
Conference Call and Webcast Information:
     Valeant will host a conference call today at 10:00 a.m. EDT (7:00 a.m. PDT) to discuss its 2007 second quarter results. The dial-in number to participate on this call is (877) 295-5743, confirmation code 5796687. International callers should dial (706) 679-0845, confirmation code 5796687. A replay will be available approximately two hours following the conclusion of the conference call through August 8, 2007 and can be accessed by dialing (800) 642-1687, or (706) 645-9291, confirmation code 5796687. The company will also webcast the conference call live over the Internet. The webcast may be accessed through the investor relations section of Valeant’s corporate Web site at www.valeant.com.
About Valeant:
     Valeant Pharmaceuticals International (NYSE:VRX) is a global specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, infectious disease and dermatology. More information about Valeant can be found at www.valeant.com.
     Efudex, Cesamet, Kinerase, Mestinon, Zelapar, Migranal, Bedoyecta, Solcoseryl and Bisocard are trademarks or registered trademarks of Valeant Pharmaceuticals International or its related companies. Infergen is a registered trademark of Amgen, Inc., and Valeant Pharmaceuticals North America is the exclusive licensee from Amgen of this mark in the U.S. market. All other trademarks are the trademarks or the registered trademarks of their respective owners.
FORWARD-LOOKING STATEMENTS:
     This press release contains forward-looking statements, including, but not limited to, statements regarding sales of and demand for the company’s products in Mexico and elsewhere, anticipated growth rates, spending, and cost savings from the restructuring initiative. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to the resumption of sales through the company’s Mexican distribution channel, projections of future sales, product development and regulatory approval, the execution and success of the company’s restructuring initiative and strategic plans, and other risks and uncertainties discussed in the company’s filings with the SEC. Valeant wishes to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. Valeant also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak

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only as of the date of this release. The company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
NON-GAAP INFORMATION:
     To supplement the consolidated financial results prepared in accordance with generally accepted accounting principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as special charges and credits. Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such items. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Financial Tables Follow
###

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Table 1
Valeant Pharmaceuticals International
Consolidated Condensed Statement of Income
For the Three and Six Months Ended June 30, 2007 and 2006

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In thousands, except per share data)	2007	2006	% Change	2007	2006	% Change

Product sales	$212,052	$208,757	2%	$388,944	$390,157	0%
Alliance revenue (including ribavirin royalties) (a)	18,955	21,635	-12%	55,425	39,726	40%

Total revenues	231,007	230,392	0%	444,369	429,883	3%

Cost of goods sold	62,116	65,759	-6%	114,214	124,360	-8%
Selling expenses	74,684	66,270	13%	139,118	130,545	7%
General and administrative expenses	28,963	30,668	-6%	55,150	59,114	-7%
Research and development costs	24,617	26,867	-8%	47,727	56,421	-15%
Gain on litigation settlement (b)	—	—		—	(34,000)	-100%
Restructuring charges (c)	6,337	53,083	-88%	13,575	79,549	-83%
Amortization expense	20,316	17,514	16%	39,447	35,037	13%
	217,033	260,161	-17%	409,231	451,026	-9%

Income (loss) from operations	13,974	(29,769)		35,138	(21,143)

Interest expense, net	(6,113)	(8,146)		(12,554)	(15,926)
Other income, net including translation and exchange	1,682	756		2,818	1,694

Income (loss) from continuing operations before provision for income taxes	9,543	(37,159)		25,402	(35,375)

Provision for income taxes	(7,289)	5,163		3	12,706
Income (loss) from continuing operations	16,832	(42,322)		25,399	(48,081)

Loss from discontinued operations, net	(382)	(197)		(381)	(409)

Net income (loss)	$16,450	$(42,519)		$25,018	$(48,490)

Basic earnings per common share
Income (loss) from continuing operations	$0.18	$(0.46)		$0.27	$(0.52)
Discontinued operations, net	(0.01)	—		(0.01)	—

Net income (loss)	$0.17	$(0.46)		$0.26	$(0.52)

Shares used in per share computation	94,868	92,818		94,722	92,794

Diluted earnings per common share
Income (loss) from continuing operations	$0.18	$(0.46)		$0.26	$(0.52)
Discontinued operations, net	(0.01)	—		—	—

Net income (loss)	$0.17	$(0.46)		$0.26	$(0.52)

Shares used in per share computation	96,154	92,818		96,091	92,794

(a) Alliance revenue for the three months ended June 30, 2007 relates to ribavirin royalty of $19.0 million. Alliance revenue for the six months ended June 30, 2007 includes ribavirin royalties of $36.2 million and a $19.2 million milestone payment received from Schering-Plough related to the out-licensing of pradefovir.
(b) Gain results from settlement of dispute with Republic of Serbia over joint venture.
(c) The $6.3 million charge relating to our restructuring program for the three months ended June 30, 2007 includes $1.3 million for employee severances, $1.0 million for fees and other expenses relating to property and manufacturing facility sales, $2.9 million for the write off of the accumulated translation included in other comprehensive income and a further $1.1 million of impairment charges on assets held for sale. The $13.6 million charge relating to our restructuring program for the six months ended June 30, 2007 includes $5.2 million for employee severances, $3.1 million for fees and other expenses, $2.9 million for the write off of the accumulated translation included in other comprehensive income and a further $2.4 million of impairment charges on assets held for sale.

Table 2
Valeant Pharmaceuticals International
GAAP Reconciliation of Basic and Diluted Earnings Per Share
For the Three and Six Months Ended June 30, 2007 and 2006

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2007	2006	2007	2006

Income (loss) from continuing operations	$16,832	$(42,322)	$25,399	$(48,081)

Non-GAAP adjustments:
Gain on litigation settlement (a)	—	—	—	(34,000)
Professional fees related to Special Committee option investigation (b)	—	—	630	—
Restructuring charges (c)	6,337	53,083	13,575	79,549
Product impairment (d)	310	—	310	—
Tax (e)	(12,146)	659	(11,972)	9,756

Adjusted income from continuing operations before the above charges	$11,333	$11,420	$27,942	$7,224

Adjusted basic EPS from continuing operations	$0.12	$0.12	$0.29	$0.08

Adjusted diluted EPS from continuing operations	$0.12	$0.12	$0.29	$0.08

Shares used in basic per share calculation	94,868	92,818	94,722	92,794

Shares used in diluted per share calculation	96,154	94,695	96,091	94,667

(a) Gain results from settlement of dispute with Republic of Serbia over joint venture.
(b) Non-recurring professional fees relating to the investigation by the Special Committee into stock option practices and the related restatement of financial statements.
(c) Charges relate to our restructuring plan. See note (c) to Table 1.
(d) Product impairment on a certain product in Spain.
(e) Tax effect for non-GAAP adjustments, including tax benefits from U.S. net operating losses not recognized for GAAP purposes, and reversal of the tax benefit of resolving the 1997 — 2001 IRS examination.

Table 3
Valeant Pharmaceuticals International
Reconciliation of Consolidated Operating Income to Non-GAAP Adjusted Earnings Before Interest,
Taxes, Depreciation and Amortization (“EBITDA”)
For the Three and Six Months Ended June 30, 2007 and 2006
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Consolidated operating income (loss) (GAAP)	$13,974	$(29,769)	$35,138	$(21,143)
Depreciation and amortization	24,454	23,588	47,649	47,070

EBITDA (non-GAAP) (a)	38,428	(6,181)	82,787	25,927
Other Non-GAAP adjustments (b)	6,337	53,083	14,205	45,549

Adjusted EBITDA (non-GAAP) (a)	$44,765	$46,902	$96,992	$71,476

(a) We believe that EBITDA and Adjusted EBITDA are meaningful non-GAAP financial measures as earnings-derived indicators of the cash flow generation ability of the company. We calculate EBITDA by adding depreciation and amortization back to consolidated operating income. Adjusted EBITDA excludes the additional costs set forth in note (b) below. EBITDA and Adjusted EBITDA, as defined and presented by us, may not be comparable to similar measures reported by other companies.
(b) See table 2 for explanation of non-GAAP adjustments.
To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as special charges and credits. Management does not consider the excluded items part of the day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such items.
By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Table 4
Valeant Pharmaceuticals International
Supplemental Sales Information
For the Three and Six Months Ended June 30, 2007 and 2006
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
			Increase/			Increase/
	2007	2006	(Decrease)	2007	2006	(Decrease)
Neurology
Mestinon®(P)	$14,031	$12,326	14%	$24,582	$22,143	11%
Diastat® AcuDial™(P)	12,386	11,709	6%	23,458	23,731	(1%)
Cesamet®(P)	6,860	4,042	70%	12,772	7,345	74%
Librax®	4,455	5,005	(11%)	8,122	7,924	2%
Migranal®(P)	3,745	2,701	39%	6,781	5,816	17%
Dalmane®/Dalmadorm®(P)	2,757	2,544	8%	5,092	5,010	2%
Tasmar®(P)	2,371	1,666	42%	4,353	2,851	53%
Melleril(P)	1,813	1,365	33%	3,354	2,773	21%
Zelapar® (P)	1,381	—	—	1,576	—	—
Other Neurology	16,401	15,528	6%	31,993	30,220	6%

Dermatology
Efudix/Efudex®(P)	17,518	14,979	17%	29,994	30,560	(2%)
Kinerase®(P)	8,145	9,024	(10%)	16,526	15,884	4%
Oxsoralen-Ultra®(P)	4,053	3,593	13%	7,936	7,101	12%
Dermatix™(P)	3,565	2,977	20%	6,338	4,811	32%
Other Dermatology	9,616	12,181	(21%)	17,455	20,578	(15%)

Infectious Disease
Infergen®(P) (a)	9,353	11,309	(17%)	18,323	25,014	(27%)
Virazole®(P)	3,084	3,780	(18%)	8,611	9,581	(10%)
Other Infectious Disease	5,235	4,891	7%	10,394	9,622	8%

Other Therapeutic Classes
Bedoyecta™(P)	12,587	12,512	1%	17,210	23,092	(25%)
Solcoseryl(P)	8,448	4,597	84%	13,795	7,974	73%
Bisocard(P)	5,575	3,912	43%	10,269	7,477	37%
Nyal(P)	3,991	4,803	(17%)	5,754	6,557	(12%)
MVI (multi-vitamin infusion)(P)	2,756	3,500	(21%)	5,249	5,767	(9%)
Espaven(P)	2,247	2,983	(25%)	4,114	4,285	(4%)
Protamin(P)	1,353	1,773	(24%)	3,424	3,325	3%
Other Pharmaceutical Products	48,326	55,057	(12%)	91,469	100,716	(9%)

Total Product Sales	$212,052	$208,757	2%	$388,944	$390,157	(0%)

Total Promoted Product Sales(P)	$128,019	$116,095	10%	$229,511	$221,097	4%

(P) Promoted products represent promoted products with estimated annualized sales greater than $5 million.
(a) INFERGEN is a registered trademark of Amgen, Inc. and Valeant Pharmaceuticals North America is the exclusive licensee from Amgen of this mark in the U.S. market.

Table 5
Valeant Pharmaceuticals International
Consolidated Condensed Statement of Revenue and Operating Income — Regional
For the Three and Six Months Ended June 30, 2007 and 2006
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2007	2006	% Change	2007	2006	% Change
Revenues
North America	$77,962	$72,304	8%	$149,532	$148,160	1%
International	56,784	64,472	-12%	92,241	109,661	-16%
EMEA	77,306	71,981	7%	147,171	132,336	11%

Total specialty pharmaceuticals	212,052	208,757	2%	388,944	390,157	0%

Alliance revenue (including ribavirin royalties) (a)	18,955	21,635	-12%	55,425	39,726	40%

Consolidated revenues	$231,007	$230,392	0%	$444,369	$429,883	3%

Cost of goods sold	$62,116	$65,759	-6%	$114,214	$124,360	-8%

Gross profit margin on pharmaceutical sales	71%	68%		71%	68%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2007	2006	% Change	2007	2006	% Change
Operating Income (Loss)
North America	$22,407	$14,089	59%	$39,154	$37,225	5%
International	9,322	22,934	-59%	9,797	32,106	-69%
EMEA	16,060	12,393	30%	31,129	16,609	87%

	47,789	49,416	-3%	80,080	85,940	-7%

Corporate expenses	$(19,974)	$(15,418)	30%	$(35,867)	$(38,560)	-7%

Total specialty pharmaceuticals	27,815	33,998	-18%	44,213	47,380	-7%

Restructuring charges	(6,337)	(53,083)	-88%	(13,575)	(79,549)	-83%
Gain on litigation settlement	—	—		—	34,000	-100%
R&D	(7,504)	(10,684)	-30%	4,500	(22,974)	—

Total consolidated operating income (loss)	$13,974	$(29,769)		$35,138	$(21,143)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2007	%	2006	%	2007	%	2006	%
Gross Profit
North America	$64,932	83%	$57,665	80%	$124,871	84%	$120,852	82%
International	36,412	64%	43,936	68%	60,425	66%	72,374	66%
EMEA	48,592	63%	41,397	58%	89,434	61%	72,571	55%

Total specialty pharmaceuticals	$149,936	71%	$142,998	68%	$274,730	71%	$265,797	68%

(a) Alliance revenue for the three months ended June 30, 2007 relates to ribavirin royalty of $19.0 million. Alliance revenue for the six months ended June 30, 2007 includes ribavirin royalties of $36.2 million and a $19.2 million milestone payment received from Schering-Plough related to the out-licensing of pradefovir.

Table 6
Valeant Pharmaceuticals International
Consolidated Balance Sheet and Other Data
(In thousands)

	June 30,	December 31,
	2007	2006
Balance Sheet Data
Cash and cash equivalents	$377,411	$326,002
Marketable securities	9,239	9,743

Total cash and marketable securities	$386,650	$335,745

Accounts receivable, net	$212,115	$227,452
Inventory, net	126,249	142,679
Long-term debt	776,475	778,196

	Six Months Ended
	June 30,
	2007	2006
Other Data
Cash flow provided by (used in) continuing operations

Operating activities	$56,490	$49,629
Investing activities	13,905	(15,470)
Financing activities	(26,550)	(17,909)
Effect of exchange rate changes on cash and cash equivalents	7,564	3,501

Net increase in cash and cash equivalents	51,409	19,751
Net decrease in marketable securities	(504)	(2,002)

Net increase in cash and marketable securities	$50,905	$17,749

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Stock-Based Compensation

Cost of goods sold	$163	$365	$353	$800
Selling expenses	949	860	1,942	1,712
General and administrative expenses	2,220	3,069	4,713	6,601
Research and development costs	181	785	486	1,583

Total	$3,513	$5,079	$7,494	$10,696

Table 7
Valeant Pharmaceuticals International
Supplemental Non-GAAP Information on Currency Effect
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Consolidated

Product sales	$212,052	$208,757	$388,944	$390,157
Currency effect	(8,200)		(12,302)
Product sales, excluding currency impact	$203,852		$376,642

Operating income (loss)	$13,974	$(29,769)	$35,138	$(21,143)
Currency effect	(1,509)		(1,137)
Operating income, excluding currency impact	$12,465		$34,001

Geographic Product Sales

North America pharmaceuticals	$77,962	$72,304	$149,532	$148,160
Currency effect	(261)		(84)
North America pharmaceuticals, excluding currency impact	$77,701		$149,448

International pharmaceuticals	$56,784	$64,472	$92,241	$109,661
Currency effect	(2,314)		(1,928)
International pharmaceuticals, excluding currency impact	$54,470		$90,313

EMEA pharmaceuticals	$77,306	$71,981	$147,171	$132,336
Currency effect	(5,625)		(10,290)
EMEA pharmaceuticals, excluding currency impact	$71,681		$136,881
Note: Currency effect is determined by comparing adjusted 2007 reported amounts, calculated using 2006 monthly average exchange rates, to the actual 2006 reported amounts. Constant currency sales is not a GAAP-defined measure of revenue growth. Constant currency sales as defined and presented by us may not be comparable to similar measures reported by other companies.